Exhibit 10.1

October 26, 2015

Mr. Eugene M. Bullis

Dear Gene,

As you know, David B. Greenfield, our Chief Financial Officer, passed away very recently. His death was tragic and a significant loss to the Company, both on a personal and professional level.

In the immediate aftermath of David’s death and in order to ensure that we satisfy various legal, regulatory and stock exchange requirements, the Board of Directors of The Hanover Insurance Group, Inc. (“THG”, together with its subsidiaries, the “Company”) appointed our Chief Executive Officer, Frederick H. Eppinger, as acting Chief Financial Officer, and Warren E. Barnes, our Corporate Controller, as acting Principal Accounting Officer. Also, as you know, the Board is undertaking a search for a new Chief Executive Officer to replace Mr. Eppinger in light of his planned resignation. We will initiate a search for a permanent Chief Financial Officer at a later date.

As we discussed, we would ask that you return to the Company under this proposal in an interim capacity as Chief Financial Officer. With this in mind, I am pleased to confirm the details of our offer of employment to rejoin the Company. As we discussed, you would join the Company on October 27, 2015, initially with the title Executive Vice President - Senior Finance Officer, reporting to Mr. Eppinger. On the first day following the filing of our third quarter Form 10-Q with the SEC (expected to occur on or about October 30, 2015), you will assume the responsibilities and title of interim Chief Financial Officer. The material terms and conditions of this Offer Letter are contingent upon approval from the Compensation Committee of the Board of Directors and appointment of you to these capacities by the Board. The terms of your employment are as follows:

1.	Term of Employment. You will be expected to remain employed with the Company and serve in this role, or any such other role as may be determined by THG’s CEO, until May 13, 2016 (your “Term Date”).

2.	Base Salary. Effective on your first day and through your Term Date, your salary will be payable in biweekly installments of $50,000 (“Base Salary”). As an exempt employee, you will be paid on a biweekly schedule, in accordance with the Company’s standard payroll process.

3.	Restricted Stock Award. Effective on the date you commence employment with the Company, you will be granted a restricted stock award having a value on the date of grant equal to approximately $100,000 (the “Restricted Stock Award”). Except as otherwise provided in Section 5 below, the Restricted Stock Award will vest and no longer be subject to forfeiture on the Term Date. Notwithstanding the foregoing, you will be prohibited from transferring such shares until January 1, 2017. Such Restricted Stock Award shall be subject to the terms and conditions of The Hanover Insurance Group 2014 Long-Term Incentive Plan (the “2014 Plan”) and the applicable grant agreement.

4.	Sign-On Bonus. Effective on the date you commence employment with the Company, you will be paid a one-time cash bonus in the amount of $75,000 (the “Sign-On Bonus”).

5.	(a) Except as set forth in subsection 5(d), if your employment with the Company is terminated prior to the Term Date, then you will be entitled to payment of Base Salary through your Term Date, your Restricted Stock Award will immediately vest (but will still remain subject to restrictions on transfer through January 1, 2017), and your Sign-On Bonus will become non-refundable.

(b) For purposes of clarification, in the event the Company identifies and appoints a permanent Chief Financial Officer prior to the Term Date, we will either ask you to remain as a senior advisor to assist in the transition through the Term Date on the same financial terms as are set forth in this letter, or trigger the provisions in subsection 5(a).

(c) Any entitlement under subsections 5(a) or 5(b) will be contingent upon your execution of a separation agreement that is acceptable to the Company (the “Separation Agreement”). The Separation Agreement will contain a general release, non-solicitation, confidentiality, and non-disparagement provisions, along with other terms acceptable to the Company.

(d) Notwithstanding the foregoing, if your employment with the Company is terminated prior to the Term Date (i) as a result of your resignation, (ii) for “Cause”, or (iii) for “Good Reason” (in each case as determined by the Board of Directors), then payment of Base Salary shall immediately cease, your Restricted Stock Award shall be automatically cancelled and forfeited and you shall be required to refund the unearned prorated portion of your Sign-On Bonus to the Company. “Cause” shall have the definition assigned to it in the 2014 Plan and “Good Reason” shall mean the inability or failure, for whatever reason, including disability or death, to perform the duties and responsibilities assigned in a professional and competent manner.

6.	We shall mutually agree on the scope of your duties and responsibilities, including various reporting relationships, and on your work schedule. Your responsibilities may include appropriate officer and director appointments and responsibilities with respect to subsidiaries of THG. We have also agreed that in the event that your services are required beyond the Term Date, then we would discuss the possibility of an extension prior to that date.

7.	You will be eligible to participate in The Hanover Insurance Group’s benefit programs including, but not limited to, Group Dental, Life, Short and Long-Term Disability Insurance, and The Hanover Insurance Group Retirement Savings Plan. Eligibility for and entitlements to benefits are determined by the terms and conditions of the applicable benefit plans.

8.	You will be eligible to earn four (4) weeks of vacation annually. Vacation time for 2015 and 2016 will be prorated based upon your start and end dates.

9.	As a condition of employment, all employees will be paid through Electronic Funds Transfer (EFT). You may have your pay deposited into as many as four accounts. All amounts payable hereunder shall be subject to applicable withholdings.

10.	This offer letter briefly summarizes some of the terms and conditions of your employment. This letter is not and should not be construed as an employment contract. Employment at the Company is at-will. This means that you or the Company can terminate the employment relationship at any time, for any reason or no reason at all, with or without cause or notice. This provision shall not affect any rights to compensation as provided in Section 5 above.

11.	You acknowledge and agree that if during your employment, and/or at the termination of your employment, you owe any monies to the Company, such monies may be deducted from your paycheck(s), including your final paycheck, except that you must be paid the minimum wage for all hours worked in the applicable pay period.

12.

As a condition of your employment, you agree that you will (i) not, directly or indirectly, during the term of your employment with the Company, and for a period of one year thereafter, hire, solicit, entice away or in any way interfere with the Company’s relationship with, any of its officers or employees, or in any way attempt to do so or participate with, assist or encourage a third party to do so, (ii) at all times, neither disclose any of the Company’s confidential or proprietary information to any third party, nor use such information for any purpose other than for the benefit of the Company and in accordance with Company policy, (iii) not, during the term of your employment with the Company, and for a period of one year thereafter, interfere with or seek to interfere with, the Company’s relationships with any of its policyholders, customers, clients, agents or vendors, and (iv) at all times, comply with the Company’s Code of Conduct and other policies and procedures as in effect from time to time.

For the purposes of this provision, “confidential” or “proprietary” information shall include any information concerning the business, prospects, and goodwill of the Company, including, by way of illustration and not limitation, all information (whether or not patentable or copyrightable) owned, possessed or used by the Company including without limitation any agent or vendor information, client information, potential agent or client lists, trade secrets, reports, technical data, computer programs, software documentation, software development, marketing or business plans, unpublished financial information, budgeting/price/cost information or agent, broker, employee or insured’s lists or compensation information, except to the extent such information is otherwise legally and publicly available.

Gene, we are truly excited about you rejoining our team. Please don’t hesitate to call me at (508) 855-2615 or Jay at (508) 855-2691 if you have any questions or concerns.

Sincerely,

/s/ Christine Bilotti-Peterson

Christine Bilotti-Peterson
Senior Vice President and CHRO

Signed:

/s/ Eugene M. Bullis
Eugene M. Bullis	Date